Exhibit 99.1

Infinera Appoints Former Rambus Executive Sharon Holt to Board of Directors, Increasing Board Size to Nine

Sunnyvale, Calif. – June 3, 2019, 8:00 a.m. ET – Infinera (NASDAQ: INFN) announced today the appointment of Sharon Holt to its board of directors, effective immediately. Ms. Holt brings to the board extensive experience in the global semiconductor industry and an excellent track record of sales and field operations.

“We are pleased to welcome Sharon to our board of directors,” said Kambiz Hooshmand, Infinera Chairman of the Board. “Sharon brings diversity to our board and her deep knowledge of the semiconductor industry and breadth of operational and sales experience will be invaluable to Infinera. Her diverse customer perspectives and expertise in technology development and licensing will serve as tremendous assets to the company and our stockholders as we continue to drive our solutions into the world’s leading network operators and the entire optical ecosystem.”

Ms. Holt has served as a Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm since 2016. Since 2012, she has served as an advisor to several technology companies. Since August 2018, she has served as chairman of the board of Immersion Corporation, a publicly traded developer of haptics technology for cellphones and other devices, having joined its board in August 2016. Ms. Holt was a senior executive at Rambus Inc., a leading technology development and licensing company, from 2004 to 2012, where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group. From 1999 to 2004, Ms. Holt was an executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business, including ASICs, ASSPs, optical and wireless ICs. Prior to that, she ran sales operations focused on Agilent’s largest global customers. From 1986 to 1999, Ms. Holt worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group. Ms. Holt received a bachelor’s degree in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech).
“I’m honored and excited to join the Infinera board at this important juncture,” said Ms. Holt. “I look forward to assisting the entire Infinera leadership team as it builds on its strong foundation of innovation to redefine transport networks for a new generation of global communications services.”

In connection with Ms. Holt’s appointment, Infinera’s board of directors increased from eight to nine members. Ms. Holt will serve as a Class III director with a term expiring at the 2022 Annual Meeting of Stockholders.

Contacts:

Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Ted Moreau Tel: + 1 (408) 542-6205 tmoreau@infinera.com

About Infinera
Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, subsea, data center interconnect and metro transport applications. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at www.infinera.com/blog.

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